SECOND AMENDMENT TO CREDIT AGREEMENT

Parties:

“CoBank”: CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111

“Borrower”: Pilgrim’s Pride Corporation
4845 US Highway 271 North
Pittsburg, Texas 75686

“Syndication Parties”: Whose signatures appear below

Execution Date: November 28, 2005

Recitals:

A.  CoBank (in its capacity as the Administrative Agent (“Agent”) and as a Syndication Party) and Borrower have entered into that certain 2004 Amended and Restated Credit Agreement (Convertible Revolving Loan) dated as of April 7, 2004, and that certain First Amendment to Credit Agreement dated September 22, 2005 (“First Amendment”) (as amended by the First Amendment and as further amended, modified, or supplemented from time to time, the “Credit Agreement”) pursuant to which CoBank and any entity which becomes a “Syndication Party” has extended certain credit facilities to Borrower under the terms and conditions set forth in the Credit Agreement.

B.  Borrower has requested that the Agent and the Syndication Parties broaden Borrower’s authority to pay dividends and make distributions to the holders of its common stock, which the Agent and the Syndication Parties are willing to do under the terms and conditions as set forth in this Second Amendment to Credit Agreement (“Second Amendment”).

Agreement:

Now, therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Amendments to Credit Agreement. The Credit Agreement is amended as of the Effective Date as follows:

1.1  Section 10.10 is hereby amended in its entirety to read as follows:

10.10 Dividends, etc. Borrower shall not, directly or indirectly, declare or pay any dividends (other than dividends payable solely in stock of Borrower) on account of any shares of any class (including common or preferred stock) of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction or capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided that if no Potential Default or Event of Default shall exist before and after giving effect thereto, Borrower may (a) pay dividends on preferred stock and other capital stock of Borrower that are convertible, exchangeable or exercisable into Borrower's common stock and on any common stock of Borrower which may be issued upon conversion, exchange or exercise of such capital stock, (b) in addition to the dividends permitted by clauses (a) and (e), pay dividends in an aggregate amount not to exceed $13,000,000.00 in any Fiscal Year; (c) pay dividends permitted under clause (b) hereof during the immediately preceding Fiscal Year that were declared but not paid in the immediately preceding Fiscal Year (without giving effect to any carry over); (d) repurchase, at any time after the Original Effective Date, its shares of capital stock in an amount not to exceed $25,000,000.00 in the aggregate; and (e) in addition to dividends permitted under clauses (a), (b), and (c) of this Section, pay a one-time dividend in an amount not to exceed the lesser of $1.00 per share and $66,556,000.00 in the aggregate to holders of Borrower’s common stock.

2.  Conditions to Effectiveness of this Second Amendment. The effectiveness of this Second Amendment is subject to satisfaction, in the Administrative Agent’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied shall be the “Effective Date”):

2.1  Delivery of Executed Loan Documents. The Administrative Agent shall have received originals of this Second Amendment duly executed by Borrower and all other parties hereto.

2.2  Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

2.3  No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Second Amendment.

2.4  Payment of Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds (a) all fees presently due under the Credit Agreement (as amended by this Second Amendment); and (b) all expenses owing as of the Effective Date pursuant to Section 14.1 of the Credit Agreement.

3.  General Provisions.

3.1  No Other Modifications. The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

3.2  Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of Borrower, Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Syndication Parties.

3.3  Definitions. Capitalized terms used, but not defined, in this Second Amendment shall have the meaning set forth in the Credit Agreement.

3.4  Severability. Should any provision of this Second Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Second Amendment and all remaining provision of this Second Amendment shall be fully enforceable.

3.5  Governing Law. To the extent not governed by federal law, this Second Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

3.6  Headings. The captions or headings in this Second Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Second Amendment.

3.7  Counterparts. This Second Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Second Amendment by telefax, facsimile, or e-mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this Second Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

[Signatures to follow on next page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the Effective Date.

ADMINISTRATIVE AGENT: CoBank, ACB

By: /s/ Jim Stutzman
Name:  Jim Stutzman
Title: Vice President

BORROWER: Pilgrim’s Pride Corporation

By: /s/ Richard A. Cogdill
Name: Richard A. Cogdill
Title: Chief Financial Officer

SYNDICATION PARTIES: CoBank, ACB

By: /s/ Jim Stutzman
Name: Jim Stutzman
Title: Vice President

Agriland, FCS

By: /s/ Steve Ogletree
Name: Steve Ogletree
Title: Chief Executive Officer

Deere Credit, Inc.

By: /s/ Raymond L. Murphey
Name: Raymond L. Murphey
Title: Senior Account Credit Manager